EXHIBIT 10.1
TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this "Agreement") is entered into as of September 21, 2018, by and between Vicon Industries, Inc., a New York corporation ("Borrower"), and NIL Funding Corporation, a Delaware corporation ("Lender").

RECITALS

Borrower has requested that Lender extend credit to Borrower as described below, and Lender has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereby agree as follows:

ARTICLE I
LOAN TERMS

SECTION 1.1.    FACILITY A LOAN.

(a)    Facility A Loan. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make, in a single advance, a loan to the Borrower on the date hereof, in the amount of $1,796,000, the proceeds of which shall be used to satisfy certain existing indebtedness of the Borrower to the Lender. Borrower's obligation to repay the Facility A Loan shall be evidenced by that certain promissory note of even date herewith ("Facility A Promissory Note"), all terms of which are incorporated herein by this reference.

(b)    Limitation on Facility A Outstanding Indebtedness. Outstanding indebtedness under the Facility A Loan, shall not at any time exceed an aggregate of Eighty Five and No/100 percent (85.0%) of Borrower's eligible accounts receivable that are less than ninety (90) days old, plus Seventy Five and No/100 percent (75.0%) of Borrower's eligible accounts receivable that are between ninety (90) and one hundred twenty (120) days old, plus Sixty Five and No/100 percent (65.0%) of any of Borrower’s eligible accounts receivable which represent an obligation of any state or municipal government or of the United States government or any political subdivision thereof that are less than ninety (90) days old, plus Sixty Five and No/100 percent (65.0%) of any of Borrower’s eligible accounts receivable which represent an obligation of an account debtor located in a foreign country that are less than ninety (90) days old. All of the foregoing shall be determined by Lender upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Lender may from time to time reasonably require. Borrower acknowledges that said borrowing base was established by Lender with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower's gross sales for said period. If such dilution of Borrower's accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower's gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Lender reasonably believes may affect payment of any portion of Borrower's accounts, Lender, in its reasonable discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower's eligible accounts receivable.

As used herein, "eligible accounts receivable" shall consist solely of trade accounts created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Lender has a perfected security interest of first priority, and shall not include:

(i)    any account that has been outstanding more than 120 days from the date of the invoice;

(ii)    that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii)    any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(iv)    that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

(v)    any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (i) above;

(vi)    that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower's total accounts;

(vii)    any account as to which there is a dispute, offset, defense, or counterclaim with respect to the goods delivered or work performed giving rise to the account; and

(viii)    any account deemed ineligible by Lender when Lender, in its reasonable discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

(c)    Borrowing and Repayment. Amounts borrowed under the Facility A Loan and repaid may not be reborrowed. Amounts owed under the Facility A Loan shall never exceed the maximum principal amount permitted pursuant to Section 1.1(b). In the event indebtedness under the Facility A Loan does exceed the maximum amount permitted pursuant to Section 1.1(b), Borrower shall immediately pay to Lender such amount necessary for the amount outstanding thereunder to be in compliance with the terms of Section 1.1(b).

SECTION 1.2.    FACILITY A INTEREST. The outstanding principal balance of the Facility A Loan shall bear interest at the rate of Eight and 85/100 percent (8.85%) per annum.

SECTION 1.3.    FACILITY B LOAN. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make, in a single advance, a loan to the Borrower on the date hereof, in the amount of $3,804,000, the proceeds of which shall be used to satisfy certain existing indebtedness of the Borrower to the Lender. Borrower's obligation to repay the Facility B Loan shall be evidenced by that certain promissory note of even date herewith ("Facility B Promissory Note"), all terms of which are incorporated herein by this reference.

SECTION 1.4.    FACILITY B INTEREST/FEES.

(a)    Interest. The outstanding principal balance of the Facility B Loan shall bear interest at the rate of Eight and 85/100 percent (8.85%) per annum.

(b)    Borrowing and Repayment. Amounts borrowed under the Facility B Loan and repaid may not be reborrowed.

SECTION 1.5.    GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Lender arising under the Facility A Loan, the Facility B Loan, and this Agreement shall be guaranteed jointly and severally by IQinVision, Inc. ("IQin"), TeleSite U.S.A, Inc. (“TeleSite”), Vicon Industries Limited (“Vicon Industries”), and Vicon Systems Ltd. (“Vicon Systems”) and any other subsidiary of Borrower (collectively, the “Guaranty Agreements”).

SECTION 1.6    COLLATERAL.    As security for all indebtedness and other obligations of Borrower to Lender, Borrower, hereby grants to Lender security interests of first priority in all Borrower's property, subject to certain exceptions pursuant to the terms of the Borrower Security Agreement (as defined herein).

All of the foregoing shall be evidenced by and subject to the terms of such security agreements (the “Borrower Security Agreement”), financing statements, and other documents as Lender shall reasonably require, all in form and substance satisfactory to Lender. Borrower shall pay to Lender immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties), expended or incurred by Lender in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance; provided that the cost of such appraisals, audits and title insurance shall not exceed $500.

In addition, IQin, TeleSite, Vicon Industries, and Vicon Systems shall grant security interests of first priority on all of their respective property (collectively, with the Borrower Security Agreement, the “Security Agreements”), subject to certain exceptions as set forth in the Security Agreements. Further, Vicon shall execute a deposit account control agreement with Lender, in form and substance satisfactory to Lender (the “DACA”).

SECTION 1.7    COMMITMENT FEE. Borrower shall pay to Lender a non-refundable commitment fee for the Facility A Loan and the Facility B Loan equal to Fifty Six Thousand and No/100 Dollars ($56,000.00), which fee shall be due and payable in full on the date hereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Lender, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Lender subject to this Agreement.

SECTION 2.1.    LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of New York, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required.

SECTION 2.2.    AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, guaranty, security agreement, instrument and other document required hereby or at any time hereafter delivered to Lender in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.    NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4.    LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Lender in writing prior to the date hereof.

SECTION 2.5.    CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statements of Borrower for the year ended September 30, 2017, and all interim financial statements delivered to Lender since said date, true copies of which have been delivered or made available by Borrower to Lender prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Lender or as otherwise permitted by Lender in writing.

SECTION 2.6.    INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7.    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.    PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all material permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.    ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.    OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.    ENVIRONMENTAL MATTERS. Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.
SECTION 2.12    SUBSIDIARIES; EQUITY INTERESTS. Schedule 2.12 sets forth the name, address of principal place of business, jurisdiction of formation and US taxpayer identification number (or in the case of a non-US Subsidiary that does not have a US taxpayer identification number, its unique identification number issued to it by its jurisdiction of formation) of each Subsidiary and, as to each such Subsidiary, the percentage of each class of equity interest owned by the Borrower, and there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments relating to any equity interest of the Borrower or any Subsidiary. "Subsidiary" as to the Borrower, means any corporation, partnership, limited liability company, joint venture, business entity, trust or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. All of the outstanding equity interests in each Subsidiary have been validly issued, are fully paid and non-assessable and are owned by the Borrower free and clear of all Liens except those created under the Loan Documents. All of the outstanding equity interests in the Borrower have been validly issued, are fully paid and non-assessable.

SECTION 2.13    INTELLECTUAL PROPERTY.

(a)All domestic and foreign patents, patent applications, copyrighted works, copyright applications, and registrations, trade names, trademarks and service marks, registered trademarks, and trademark applications, registered service marks and service mark applications which are used by, owned by or licensed to the Borrower or any of its Subsidiaries (collectively, the "Intellectual Property") are listed on Schedule 2.13, which schedule indicates, with respect to each, the nature of the Borrower's interest therein and the expiration date thereof or the date on which the Borrower’s interest therein terminates.

(b)(i) Use of the Intellectual Property and any other intellectual property used by the Borrower and its Subsidiaries does not require the consent of any other person and the same is freely transferable; (ii) the Intellectual Property is owned exclusively by the Borrower, free and clear of any attachments, liens, encumbrances, or adverse claims; and (iii) neither the Borrower's or its Subsidiaries’ present or contemplated activities, products, or services infringe, misappropriate, dilute, impair, or constitute unfair competition with respect to any patent, trade name, trademark, copyright, or other proprietary rights of others.

(c)No other person has an interest in or right or license to use, or the right to license others under, the Intellectual Property. There is no infringement of any of the Intellectual Property by others, nor is any of the Intellectual Property subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance, or attachment. No claim or demand has been made and no proceeding has been filed or, to the knowledge of Borrower, is threatened to be filed charging the Borrower with infringement of any patent, trade name, trademark, service mark, or copyright. There are no royalties, fees, or other payments payable by or on behalf of the Borrower or the Subsidiaries to any person with respect to any of the Intellectual Property.

SECTION 2.14    COLLECTION ACCOUNT. The Collection Account (as defined in Section 4.12) is the only account to which Subsidiaries have been instructed by the Borrower to send Collections (as defined in Section 4.12), and it is the only account where Borrower shall send Collections. The Borrower has not granted any person other than Lender, a lien on the Collection Account. The Borrower acknowledges that all Collections received by it or its Subsidiaries are held and shall be held in trust for the benefit of the Lender until deposited into the Collection Account within two (2) Business Days after receipt as required herein.
SECTION 2.15    BANK ACCOUNTS. Neither Borrower nor any of its domestic subsidiaries currently maintain any kind of bank account in any foreign jurisdiction.
ARTICLE III
CONDITIONS

SECTION 3.1.    CONDITIONS OF LOAN. The obligation of Lender to loan funds contemplated by this Agreement is subject to the fulfillment to Lender's satisfaction of all of the following conditions:

(a)    Approval of Lender Counsel. All legal matters incidental to the transactions contemplated hereby shall be satisfactory to Lender's counsel.

(b)    Documentation. Lender shall have received, in form and substance satisfactory to Lender, each of the following, duly executed:

(i)    This Agreement and each promissory note or other instrument or document required hereby.
(ii)    Security Agreements executed by Borrower, IQin, TeleSite, Vicon Industries, and Vicon Systems;

(iii)    Guaranty Agreements executed by IQin, TeleSite, Vicon Industries, and Vicon Systems;
(iv)    Deposit Account Control Agreement executed by Borrower.
(v)    (A) a certificate of the Secretary of Borrower certifying the current Articles of Incorporation and Bylaws of Borrower; (B) a true and complete copy of resolutions adopted by the Board of Directors of Borrower; and (C) a certificate executed by the Secretary of Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower;
(vi)    (A) a certificate of the Secretary of IQin certifying the current Articles of Incorporation and Bylaws of IQin; (B) a true and complete copy of resolutions adopted by the Board of Directors of IQin; and (C) a certificate executed by the Secretary of IQin, certifying as to the incumbency and genuineness of the signature of each officer of IQin;
(vii)    (A) a certificate of the Secretary of TeleSite certifying the current Articles of Incorporation of TeleSite; (B) a true and complete copy of resolutions adopted by the Board of Directors of TeleSite; and (C) a certificate executed by the Secretary of TeleSite, certifying as to the incumbency and genuineness of the signature of each officer of TeleSite;
(viii)    (A) a certificate of an officer of Vicon Industries certifying the current Certificate of Incorporation and Memorandum and Articles of Association of Vicon Industries; (B) a true and complete copy of resolutions adopted by the Board of Directors of Vicon Industries; and (C) a certificate executed by the Board of Directors of Vicon Industries, certifying as to the incumbency and genuineness of the signature of each officer of Vicon Industries;
(ix)    (A) a certificate of an officer of Vicon Systems certifying the current Memorandum of Association and Articles of Association of Vicon Systems; (B) a true and complete copy of resolutions adopted by the Board of Directors of Vicon Systems; and (C) a certificate executed by the Board of Directors of Vicon Systems, certifying as to the incumbency and genuineness of the signature of each officer of Vicon Systems;
(x)    The Lender shall have received certificates as of a recent date of the Borrower's good standing under the laws of each state where the Borrower is incorporated and authorized to transact business;
(xi)    The Lender shall have received a certificate as of a recent date of IQin’s good standing under the laws of the state where IQin is incorporated;
(xii)    The Lender shall have received a certificate as of a recent date of TeleSite’s good standing under the laws of the state where TeleSite is incorporated;
(xiii)    The Lender shall have received a certificate as of a recent date of Vicon Industries’ good standing under the laws of the jurisdiction where Vicon Industries is incorporated;
(xiv)    The Lender shall have received a certificate as of a recent date of Vicon Systems’ good standing under the laws of the jurisdiction where Vicon Systems is incorporated;
(xv)    An opinion of counsel to Borrower, IQin, TeleSite, Vicon Industries, and Vicon Systems in form and content reasonably satisfactory to Lender and its counsel;
(xvi)    Evidence of current hazard/casualty insurance and liability insurance of Borrower and its Subsidiaries, in amounts and otherwise satisfactory to Lender; and
(xvii)    Such other documents as Lender may reasonably require.

(a)Fees. Borrower shall reimburse Lender for all fees incurred herewith, up to Twenty Thousand Five and No/100 Dollars ($25,000.00), and pay to Lender the commitment fee described in Section 1.7.

(b)Valerus and ViconNet. Borrower shall deliver to Lender all source code, object code, script, html files, and all supporting files and documents related to all versions of the current and previous software, including all associated with peripherals, storage devices, endpoints, and similar remote, network devices related to Valerus Video Management Software and ViconNet Video Management Software, which the Lender shall hold in escrow.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as any indebtedness of Borrower to Lender remains outstanding, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan

Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Lender otherwise consents in writing:

SECTION 4.1.    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Lender, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.    ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Lender, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3.    FINANCIAL STATEMENTS. Provide to Lender all of the following, in form and detail satisfactory to Lender:

(a)    not later than forty-five (45) days after and as of the end of each fiscal quarter of Borrower, a financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement and statement of cash flows and sources;

(b)    not later than fifteen (15) days after and as of the end of each month, a borrowing base certificate, in the form attached hereto as Exhibit A, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, and immediately upon each request from Lender, a list of the names, addresses, and primary contact persons of all Borrower's account debtors (the “Borrowing Base Certificate”);

(c)    not later than forty-five (45) days after and as of the end of each fiscal quarter of Borrower, a compliance certificate, signed by an officer of Borrower, certifying and evidencing compliance with the covenant contained in Section 4.9 below;

(d)    together with each Borrower Base Certificate, the Borrower shall submit to the Lender (i) a schedule of all depositary accounts maintained by Borrower, (ii) the cash balance in each of the depositary accounts, and (iii) copies of the monthly bank statement for each account,

(e)    not later than thirty (30) days after delivery of each Borrower Base Certificate, the Borrower shall submit to the Lender a current bank statement reconciliations for each account with respect to the monthly bank statements delivered in connection with such Borrower Base Certificate; and

(f)    together with each Borrowing Base Certificate, the Borrower shall submit to the Lender a detailed schedule of all Unencumbered Liquid Assets owned by Borrower, in such form as Lender may reasonably require.

SECTION 4.4.    COMPLIANCE. Preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply in all material respects with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5.    INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, and, if required, seismic property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Lender, and deliver to Lender from time to time at Lender's reasonable request schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Lender as a lender loss payee.

SECTION 4.6.    FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Lender's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.    LITIGATION. Promptly give notice in writing to Lender of any litigation pending or threatened against Borrower with a claim in excess of Ten Thousand and No/100 Dollars ($10,000.00).

SECTION 4.9.    BORROWER INVENTORY AND LIQUIDITY COVENANT. Borrower shall cause, as of the end of each month hereafter, the sum of (i) the Qualified Inventory, valued at the lower of cost or market value, plus (ii) Unencumbered Liquid Assets, valued at the fair market thereof, to be not less than Five Million Two Hundred Fifty Thousand and No/100 Dollars ($5,250,000.00). “Qualified Inventory” means finished goods inventory that are (1) subject to the first lien security interests in favor of Lender created by the Loan Documents, (2) held by Borrower for sale in the ordinary course of the Borrower’s business, (3) located at the Borrower’s facility at the address set forth herein or at other facilities the addresses of which have been provided to Lender, (4) free and clear of all liens and encumbrances in favor of any person other than the Lender, and (5) otherwise acceptable to the Lender in its sole discretion but excluding obsolete and damaged inventory, work in process, raw materials, inventory that fails to meet government standards, and inventory otherwise not saleable at market value. “Unencumbered Liquid Assets” shall mean the following assets owned by Borrower (excluding assets of any retirement plan established pursuant to the Internal Revenue Code, any employee pension plan or similar plan established pursuant to the provisions of Section 408 the Internal Revenue Code, or any other retirement plan or arrangement established pursuant to any other federal or state statute) which (i) are not the subject of any lien, mortgage, encumbrance, security interest, pledge, conditional sale, set-off right, title retention arrangement, or any other arrangement with any creditor (other than pursuant to the Loan Documents or any set-off or similar rights afforded to the financial institution with whom such assets are maintained, so long as the Borrower has no funded indebtedness with such financial institution) to have its claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the Borrower, and (ii) may be converted to cash by sale or other means within five (5) business days:
(a)Cash;
(b)Demand deposits or interest-bearing time deposits, certificates of deposit or similar banking arrangements held in the United States where either (i) such deposits or other arrangements are held with banks or other financial institutions which have capital and surplus of not less than $100,000,000 or (ii) such deposits are fully FDIC-insured;
(c)Direct obligations of the United States of America in the form of United States Treasury obligations or any governmental agency or instrumentality, whose obligations constitute full faith and credit obligations of the United States of America and which are regularly traded on a public market or exchange;
(d)Bonds and other fixed income instruments (including tax-exempt bonds) from companies or public entities rated investment grade by one of the major rating agencies, and mutual funds that invest substantially all of their assets in such bonds and other fixed income instruments, either owned directly by the Borrower or managed on the Borrower’s behalf by (i) any nationally recognized investment advisor or (ii) any investment advisor who or which has assets under management in excess of $250,000,000;
(e)Mutual funds or money market funds (but excluding “hedge funds”) that invest substantially all of their assets in instruments described above in (a), (b), (c), (d), and/or (e) above and which are quoted in either the Wall Street Journal or Barron's.
(f)    Any common or preferred stock which is traded on a U.S. national stock exchange or included in the National Market tier of NASDAQ and which (x) is issued by a company with a market capitalization, as of the close of the most recent trading day, of at least $500,000,000, (y) has, as of the close of the most recent trading day, a per share price of at least $10, and (z) is not subject to any restriction or limitation by applicable laws or agreements governing the sale, transfer or other disposition thereof in the public market.

SECTION 4.10.    NOTICE TO LENDER. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of an aggregate of Thirty Five Thousand and No/100 Dollars ($35,000.00).

SECTION 4.11.    ADDITIONAL CAPITAL. In the event Borrower or any of its Subsidiaries receives capital, in the form of debt or equity, Borrower shall immediately pay to Lender Twenty Five Percent (25%) of the gross amount of such new debt or equity, which amount shall be applied on a pro rata basis to the outstanding indebtedness under the Facility A Promissory Note and the Facility B Promissory Note.

SECTION 4.12    COLLECTION ACCOUNT. On or prior to the date hereof, Borrower shall establish with the Depository Bank, or designate an existing account at the Depository Bank, as the collection account (the “Collection Account”). Borrower shall for itself, and cause each of its domestic Subsidiaries to, immediately upon receipt of any Collections (and in any event within two Business Days) deposit the same to the Collection Account. Borrower shall not, and shall cause its domestic Subsidiaries not to, deposit or otherwise credit, or cause or permit to be so deposited or credited, Collections to any other account, and will not deposit or otherwise credit, or cause or permit to be so deposited or credited, cash or cash proceeds other than Collections and equity and debt contributions (including other contributions) to the Collection Account, except as may be otherwise provided by the Loan Documents. The Collection Account shall be held at the Depository Bank or, with the consent of Lender at another Eligible Institution and shall at all times be the subject of one or more Account Control Agreements. “Depository Bank” has the meaning specified in the DACA. “DACA” means the Deposit Account Control Agreement of even date herewith, or executed in connection herewith, by and among Lender, Borrower, and the Depository Bank, and each other control agreement entered into in respect of an account maintained at a Depository Bank in the United States of America into which Collections in the form of electronic funds transfers and other items are paid directly by entities obligated to pay Borrower or any of its domestic subsidiaries. “Eligible Institution” means a depository institution organized under the laws of the United States of America or any state thereof or the District of Columbia (or any domestic branch of a foreign bank authorized under any such laws), (a) whose senior long-term unsecured debt obligations are rated at least “A-” or better by Standard & Poor’s and “A3” or better by Moody’s, and (b) which is subject to regulation regarding fiduciary funds on deposit substantially similar to 12 C.F.R. Section 9.10(b), if applicable, and (c) which has a combined capital and surplus of at least $100,000,000. “Collections” means, with respect to any receivable in the United States of America, all cash payments or proceeds of such receivable, whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment, including, without limitation, all cash proceeds of collateral with respect to such receivable. Within five (5) business days for the date hereof, Borrower shall cause the Depository Bank to provide Lender with online read only access (without control) to monitor all of Borrower’s and Borrower’s domestic subsidiaries bank accounts held at the Depository Bank. Borrower shall use commercially reasonable efforts to provide equivalent access to Lender with respect to the bank accounts of Borrower’s foreign subsidiaries as well as any bank account (foreign or domestic) opened after the date hereof.
SECTION 4.13 TRANSFERS TO OPERATING ACCOUNTS. So long as there shall have occurred no Event of Default hereunder, subject to the terms of the DACA, Borrower may move funds on deposit in the Collection Account to operating and payroll accounts from time to time in the ordinary course of business to satisfy current obligations. Borrower shall for itself close, and Borrower shall cause each of its domestic subsidiaries to close, all domestic deposit bank accounts within thirty (30) days of the date hereof that are not subject to a deposit account control agreement in favor of the Lender. Borrower shall not for itself, and shall cause each of its domestic subsidiaries, to not open any type of bank account, either in the United States or in any foreign jurisdiction, after the date hereof, that is not subject to a deposit control account agreement in favor of Lender.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as any indebtedness of Borrower to Lender remains outstanding, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower, neither Borrower nor any of Borrower’s Subsidiaries, will without Lender's prior written consent, which may be withheld in Lender’s sole and absolute discretion:

SECTION 5.1.    USE OF FUNDS. Use any of the proceeds of loans contemplated hereby except for the purposes stated in Article I hereof.

SECTION 5.2.    CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any calendar year in excess of an aggregate of Four Hundred Thousand and No/100 Dollars ($400,000.00).

SECTION 5.3.    LEASE EXPENDITURES. Incur operating lease expense in any calendar year in excess of an aggregate of Eight Hundred Thousand and No/100 Dollars ($800,000.00)

SECTION 5.4.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Lender, (b) unsecured indebtedness of Borrower subordinated to Borrower’s indebtedness to Lender on terms acceptable to Lender in its sole and absolute discretion, and (c) indebtedness in respect of deposits or advances received in the ordinary course of business. For clarification and avoidance of doubt, Lender is under no obligation of any kind to consent to the creation, incurrence, or assumption of any additional indebtedness of any kind by Borrower, and Lender may withhold its consent to any additional Borrower indebtedness for any or no reason.

SECTION 5.5.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of assets except in the ordinary course of its business; provided however, that any subsidiary of Borrower may merge into, or transfer its assets to, Borrower or any other subsidiary of Borrower.

SECTION 5.6.    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Lender.

SECTION 5.7.    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity other than to any direct or indirect subsidiary of Borrower and trade credit extended on usual and customary terms in the ordinary course of business.

SECTION 5.8.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Lender or which is existing as of, and disclosed to Lender in writing prior to, the date hereof, (b) liens for taxes, assessments or similar charges, incurred in the ordinary course of business and which are not yet due and payable, (c) pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation, or to participate in any fund in connection with workers’ compensation, unemployment insurance, old-age pensions or other social security programs, liens or mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business and that are not yet due and payable and liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, (d) good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount to be due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, (e) claims or liens for taxes, assessments or charges due and payable and subject to interest or penalty that are being contested in good faith; provided that reserves or other applicable provisions as shall be required by GAAP shall be maintained, and (f) liens arising from operating leases and precautionary UCC financing statement filings in respect thereof and equipment or other materials that are not owned by Borrower or its subsidiaries located on the premises of Borrower or such subsidiary in the ordinary course of business.

SECTION 5.9    SUBSIDIARY DIVESTITURE. Sell, pledge, encumber, or otherwise assign any shares of stock or other interest in any Subsidiary.

SECTION 5.10    SUBSIDIARIES. Form or otherwise organize a Subsidiary or dissolve or terminate a Subsidiary. Notwithstanding the foregoing, Lender shall cause Vicon Deutschland GmbH (“Vicon Deutschland”) commence dissolution proceedings within thirty (30) days from the date hereof, shall use commercially reasonable efforts to complete such dissolution and shall cause all of Vicon Deutschland’s assets to be contributed to Borrower.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1.    The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)    Borrower shall fail to pay within three (3) business days when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)    Any financial statement or certificate furnished to Lender in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)    Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1) which is not cured within five (5) business days following the occurrence of such default, except for any default in the performance of or compliance with any obligation contained in Section 1.1(b) and (c) hereof, which must be cured immediately.

(d)    Any default in the payment or performance of any obligation in excess of $25,000, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability in excess of $25,000 to any person or entity, including Lender.

(e)    Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)    The filing of a notice of judgment lien in excess of $100,000 against Borrower; or the recording of any abstract of judgment in excess of $100,000 against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower in excess of $100,000; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, in each case, which is not lifted or discharged within 60 days of filing.

(g)    The dissolution or liquidation of Borrower or any of its subsidiaries, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower.

(h)    Any Material Adverse Change in the condition of Borrower or any of Borrower’s Subsidiaries. “Material Adverse Change” means the occurrence of events or circumstances which, if unchanged, could, as determined by Lender, in Lender’s sole and absolute discretion, materially impair Borrower’s and its subsidiaries’ collective: (i) financial condition, (ii) ability to meet its financial obligations as they become due, or (iii) ability to conduct its business as presently conducted.

(j)    Any Change in Control of the Borrower or any of its Subsidiaries without the Lender’s prior written consent, which may be withheld for any or no reason. For the purposes hereof, “Change of Control” shall mean the occurrence of any one or more of the following events:

i.
an acquisition by any individual, entity or group, other than Lender or its affiliates, of beneficial ownership of 20% or more of either (A) the then-outstanding shares of common stock of the Borrower or any of its Subsidiaries or (B) the combined voting power of the then-outstanding voting securities of the Borrower or its Subsidiaries entitled to vote generally in the election of directors; or

ii.
a change in the composition of the Board of Directors of the Borrower, such that the individuals who, as of the date hereof, constitute the Board of Directors (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that, for purposes of this Section any individual who becomes a member of the Board of Directors subsequent to the date hereof, whose election, or nomination for election by the Borrower’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board.

(k)    Lender shall not have or shall cease to have a perfected first priority lien on any of the collateral more particularly described in the Security Agreements.
(l)    Borrower, any affiliate or Subsidiary of Borrower, or any third party shall claim or assert that any provision of any of the Loan Documents is unenforceable for any reason.

SECTION 6.2.    REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Lender's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Lender to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Lender shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any indebtedness subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Lender may be exercised at any time by Lender and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.    NO WAIVER. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:    Vicon Industries, Inc.
135 Fell Court
Hauppauge, New York 11788
Attention: John M. Badke
(631) 952-2288
jbadke@vicon-security.com

LENDER:    NIL Funding Corporation
4838 Jenkins Avenue
North Charleston, South Carolina 29405
Attention: Michael Bender, Esq.
(843) 202-4325
benderm@intertechsc.com

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by electronic mail, upon receipt.

SECTION 7.3.    COSTS, EXPENSES AND ATTORNEYS' FEES. Subject to the limitations set forth in Section 3.1(c), Borrower shall pay to Lender immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside and in-house counsel fees), expended or incurred by Lender in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Lender's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Lender's rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower or any other person or entity.

SECTION 7.4.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Lender's prior written consent, which may be withheld in Lender’s sole and absolute discretion. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender's rights and benefits under each of the Loan Documents. In connection therewith, Lender may disclose all documents and information which Lender now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5.    ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Lender with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina. In the event no party makes demand for arbitration pursuant to Section 7.11 of the Loan Agreement, any legal suit, action or proceeding arising out of or relating to Loan Agreement, any of the documents related thereto, the transactions contemplated hereby or thereby shall be instituted in the Federal Courts of the United States of America or the State Courts of the State of South Carolina and County of Charleston, and the Borrower irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. The Borrower irrevocably waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 7.11.    ARBITRATION.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in South Carolina selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a lender of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of South Carolina or a neutral retired judge of the state or federal judiciary of South Carolina, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of South Carolina and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the South Carolina Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.12    WAIVER OF JURY TRIAL.    WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO ARBITRATE ANY DISPUTE AS SET FORTH HEREIN, TO THE EXTENT ANY DISPUTE IS NOT SUBMITTED TO ARBITRATION OR IS DEEMED BY THE ARBITRATOR OR BY

ANY COURT WITH JURISDICTION TO BE NOT ARBITRABLE OR NOT REQUIRED TO BE ARBITRATED, BORROWER AND LENDER WAIVE TRIAL BY JURY IN RESPECT OF ANY SUCH DISPUTE AND ANY ACTION ON SUCH DISPUTE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND BORROWER AND LENDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN DOCUMENTS. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. BORROWER FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

SECTION 7.13 RELEASE. In consideration of the Lender agreeing to execute the Loan Agreement and consummate the transactions contemplated thereby, Borrower releases and holds harmless the Lender and its affiliates, subsidiaries, parents, agents, employees, officers, directors, owners, insurers, heirs, partners, associates, attorneys, insurance carriers, and assigns from any and all claims, demands, damages, actions, causes of action, or suits at law or in equity, both known and unknown, foreseen and unforeseen, including, but not limited to, those relating to the any previous loans from Lender to Borrower, any actions that occurred while Lender was a shareholder of Borrower, transactions contemplated by the Loan Agreement, the administration thereof or any business communications and dealings among Borrower and/or any Subsidiary and the Lender concerning the transactions contemplated thereby through the date of execution hereof.

Section 7.14    WAIVER.

(a)    Borrower hereby absolutely, unconditionally, irrevocably and expressly forever waives, and agrees that it will not exercise or otherwise enforce, any and all rights of setoff, recoupment, abatement or reduction or other claims or counterclaims respecting any payment due (whether as scheduled or required, upon acceleration or as sought in any action, suit or proceeding by the Lender) under this Agreement, any other Loan Document or any other agreement, facility or relationship with the Lender that may now or hereafter be accorded to the Borrower under applicable law or otherwise.

(b)    In any dispute with the Lender, the Borrower covenants and agrees that it will not seek, recover or retain any, and the Borrower hereby expressly waives any and all, special, exemplary, punitive, statutory and/or consequential damages (whether through action, suit, counterclaim or otherwise and whether in contract, tort, strict liability or otherwise) to the extent waiver is not limited under applicable law.

SECTION 7.15    NO FIDUCIARY RELATIONSHIP. The Borrower acknowledges and agrees that its sole relationship with the Lender is that of debtor and creditor, respectively, and that no term or provision of this Agreement or any other Loan Document is intended to create, nor shall any such term or provision be deemed or construed to have created, any joint venture, partnership, trust, agency or other fiduciary relationship with the Borrower, any of its Subsidiaries or any affiliate thereof. The Borrower acknowledges and agrees that the Borrower has independently and fully reviewed and evaluated the Loan Documents, the transactions contemplated thereunder and the potential effects of such transactions on the assets, business, operations, properties and condition (financial or otherwise) of each of the Borrower, its Subsidiaries, affiliates, shareholders, which review and evaluation was made (i) together with counsel and (to the extent deemed prudent by the Borrower) financial and other advisors to the Borrower, and (ii) without any reliance upon any oral or written advice, analysis or assurance of any kind whatsoever from the Lender or any of Lender’s subsidiaries, affiliates, officers, agents, employees, attorneys, or advisors.

SECTION 7.16    RELIANCE. The Lender shall be entitled to rely upon any notice, consent, certificate, affidavit, statement, paper, document, writing or other communication (which to the extent permitted hereunder may be by telecopy or telephone) reasonably believed by the Lender to be genuine and to have been signed, sent or made by the proper person or persons, and upon opinions and advice of legal counsel (including counsel for the Borrower or its Subsidiaries), independent public accountants and other experts selected by the Lender. The Lender shall be entitled to rely, and in entering into this Agreement and the other Loan Documents in fact has relied, upon the representations, warranties and other information respecting the Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents notwithstanding any investigation, analysis or evaluation that may have been made or from time to time may be made by the Lender or its designees of all or any part of the assets, business, operations, properties or condition (financial or otherwise) of the Borrower, its Subsidiaries or any other person.

SECTION 7.17    INDEMNIFICATION. The Lender and its participants, affiliates, subsidiaries, and designees, and their respective directors, officers, employees, attorneys and agents (together with the Lender, each an "indemnitee"), shall not incur any liability for any acts or omissions (and the Borrower expressly waives any and all related claims and actions against each indemnitee), and each indemnitee shall be indemnified, reimbursed and held harmless by the Borrower and its Subsidiaries on demand, and (at the request of the Lender) defended at the expense of the Borrower and its Subsidiaries with counsel selected by the Lender, from and against any and all claims, liabilities, losses and expenses (including, without limitation, the disbursements, expenses and fees of their respective attorneys) that may be imposed upon, incurred by or asserted against any indemnitee, in each case arising out of or related directly or indirectly to this Agreement, any previous agreement between Borrower, any of its Subsidiaries, and Lender, any other Loan Document, any of the collateral more particularly described in any security agreement, any previous loan from Lender to Borrower, or the relationship between any indemnitee and Borrower or its Subsidiaries; provided, however, that the Borrower and its Subsidiaries shall not have any obligation to any indemnitee under this Section 7.16 for any matter caused by the gross negligence or willful misconduct of such indemnitee. The preceding general exculpation and indemnification is not intended (and shall not be deemed or construed) to in any way qualify, condition, diminish, restrict, limit or otherwise affect any (and is in addition to each) other release, waiver, consent, acknowledgment, agreement or other term or provision of this Agreement or any other Loan Document.

SECTION 7.18    FURTHER ASSURANCES.    The Borrower agrees to do such further acts and things and to execute and deliver such statements, assignments, agreements, instruments and other documents as the Lender from time to time reasonably may request in connection with the administration, maintenance, enforcement or adjudication of this Agreement and the other Loan Documents in order (a) to evidence, confirm, perfect or protect any security interest or other lien granted or required to have been granted under this Agreement and the other Loan Documents, (b) to give the Lender or its designee confirmation and assurance of the Lender's rights, powers, privileges, remedies and interests under this Agreement, the other Loan Documents and applicable law, (c) to better enable the Lender to exercise any such right, power, privilege or remedy, or (d) to otherwise effectuate the purpose and the terms and provisions of this Agreement and the other Loan Documents, each in such form and substance as may be acceptable to the Lender.

SECTION 7.19    INTERPRETATION.    The parties acknowledge and agree that: each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it; and its terms and provisions shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, with the intention that it constitute an instrument under seal, as of the day and year first written above.

Vicon Industries, Inc.

By: /s/ John M. Badke
Name: John M. Badke
Its: Chief Operating Officer and Chief Financial Officer

NIL Funding Corporation

By: /s/ Michael Bender
Name: Michael Bender
Its: Secretary

Exhibit A

Borrowing Base Certificate

Lender	NIL Funding Corporation
Borrower:	Vicon Industries, Inc.
Facility A Loan	$1,796,000

For the Month ending				
Dilution				
Gross Sales (preceding 3 months)			1	
Sales reductions (preceding 3 months)				
Returns	a			
Rebates	b			
Discounts	c			
Credits	d			
Allowances	e			
			2	$ -
Dilution as a % of sales. Should not exceed 5%			3	#DIV/0!
Accounts Receivable				
Gross Accounts Receivable: (net of distribution channel contractual rebates)			4	
Ineligibles, as defined in Section 1.1 (b)				
i. Accounts over 120 days	a			
ii. Setoff, defense or discounts	b			
iii. Related affiliate/Employee	c			
iv. Interim or progress billings	d			
v. Cross aging 120 days over 20%	e			
vi. Excess 25% concentration	f			
vii. Dispute/defense on goods delivered/work performed	g			
viii. Deemed ineligible by lender	h			
Total ineligibles			5	$ -
Total Eligible Accounts Receivable, as defined n Section 1.1 (b)			6	$ -
Funds available				
Eligible Accounts Receivable less than 90 days old	a	85%	7	$ -
Eligible Accounts Receivable between 90 and 120 days old	b	75%	8	$ -
U.S. Government Receivables less than 90 days	c	65%	9	$ -
Receivables from foreign accounts less than 90 days	d	65%	10	$ -
Total Eligible for borrowing			11	$ -
Maximum borrowing (Facility A outstanding balance)			12	
Prinicpal payment required (if Maximum borrowing exceeds Eligible for borrowing)			13	$ -
Collateral value				
a. Cash balance	a			
b. Inventory balance	b			
Collateral value (Inventory and cash - minimum $3,250,000)				$ -
Covenant Met?				No

We hereby certify that the above schedules are complete and correct.

Signature

Date

Schedule 2.12

Subsidiary Name	Jurisdiction of Incorporation	Foreign Qual.	Parent	Shares Owned	% Ownership	Tax Payer ID #	Principal Place of Business
Vicon Industries Limited	United Kingdom	None	Vicon Industries, Inc.	600,000	100%	'01551194	Unit 4, Nelson Industrial Park, Hedge End, Southampton SO30 2JH
TeleSite U.S.A., Inc.	New Jersey	None	Vicon Industries, Inc.	1,251	100%	22-3128584	135 Fell Court, Hauppauge, NY 11788
Vicon Systems Ltd.	Israel	None	TeleSite U.S.A., Inc.	261	100%	51 213755 5	13 Gan Rave Street, Industrial Zone PO Box 41, Yavne 81100
IQinVision, Inc.	California		Vicon Industries, Inc.		100%	33-0831423	135 Fell Court, Hauppauge, NY 11788

Schedule 2.13

Trademarks

Owner	Trademark	Country	Status	Appl. No.	Filing Date	Reg. No.	Reg. Date	Goods	Action Due	Due Date
Vicon Industries Inc.	CRUISER	U.S.	Registered	86/147,317	12/18/2013	4,837,380	10/20/2015	Pan, tilt and zoom (PTZ) camera; dome camera. Cl. 9	Aff of Use - 6 Year	10/20/2021
Vicon Industries Inc.	CRUISER	European Union	Registered	11312741	12/18/2012	11312741	4/25/2013	Pan, tilt and zoom camera used in connection with video surveillance and security applications; dome camera used in connection with video surveillance and security applications. Cl. 9	First Renewal	12/18/2022
Vicon Industries Inc.	HD EXPRESS	U.S.	Registered	85/691,653	7/31/2012	4,871,000	12/15/2015	Multi-channel, embedded network video recorder (NVR) for recording video from security cameras. Cl. 9	Aff of Use - 6 Year	12/15/2021

Vicon Industries Inc.	HD EXPRESS	European Union	Registered	11098738	8/6/2012	11098738	12/20/2012	Multi-channel, embedded network video recorder (NVR) for recording video from security cameras. Cl. 9	First Renewal	8/6/2022
IQinVision, Inc.	IQINVISION	U.S.	Registered	76/300,951	8/16/2001	2,648,929	11/12/2002	Digital cameras for use with computers. Cl. 9	Next Renewal	11/12/2022
IQinVision, Inc.	IQINVISION & Design	U.S.	Registered	76/373,813	2/20/2002	2,666,339	12/24/2002	Digital cameras for use with computers. Cl. 9	Next Renewal	12/24/2022
Vicon Industries Inc.	KOLLECTOR	European Union	Registered	8421893	7/13/2009	8421893	1/21/2010	Multi-channel digital recorder, which may also be used for transferring files to computer stations. Cl. 9	First Renewal	7/13/2019
Vicon Industries Inc.	KOLLECTOR	U.S.	Registered	76/204,794	2/5/2001	2,510,152	11/20/2001	Multi-channel digital recorder, which may also be used for transferring files to computer stations. Cl. 9	Next Renewal	11/20/2021

Vicon Industries Inc.	MISC. DESIGN (Three V Design)	U.S.	Registered	73/507,506	11/6/1984	1,349,060	7/16/1985
HOUSING FOR VIDEO CAMERAS; CAMERA MOUNTS; AND CONSOLES FOR TELEVISION SURVEILLANCE EQUIPMENT; TELEVISION SURVEILLANCE EQUIPMENT, NAMELY, PAN AND TILT DRIVES, SCANNERS, VIDEO SWITCHES, REMOTE CONTROL UNITS FOR POSITIONING TV CAMERAS AND/OR LENSES; AUDIO MODULATORS AND DEMODULATORS; VIDEO AMPLIFIERS; MOTION DETECTORS; DISPLAY GENERATORS; DIFFERENTIAL GROUND-LOOP CONNECTORS; CAMERA IDENTIFIERS; VIDEO DISPLAY INSERTER/SPLITTERS; VIDEO CAMERA LENSES; RELAY BOXES; ILLUMINATORS; AND TV SURVEILLANCE ACCESSORY EQUIPMENT, NAMELY, BLOWERS, SUNSHIELDS, WASHERS, WIPERS, AND HEATERS. Cl. 9
								Next Renewal	7/16/2025

Vicon Industries Inc.	PILOT LITE	European Union	Registered	8421737	7/13/2009	8421737	1/21/2010
Computer controlled system for video switching, video routing, remote camera control, alarm processing and video identification for security and surveillance purposes, primarily comprised of video signal router and software therefor. Cl. 9
								First Renewal	7/13/2019
Vicon Industries Inc.	PILOT PLUS	European Union	Registered	8421281	7/13/2009	8421281	1/21/2010
Computer controlled system for video switching, video routing, remote camera control, alarm processing and video identification for security and surveillance purposes, primarily comprised of video signal router and software therefor. Cl. 9
								First Renewal	7/13/2019
Vicon Industries Inc.	PILOT SELECT	European Union	Registered	8421984	7/13/2009	8421984	1/21/2010
Computer controlled system for video switching, video routing, remote camera control, alarm processing and video identification for security and surveillance purposes comprised primarily of card cage featuring switcher boards, motherboard and line sync board, internal central processing unit and encoded chip cards containing programming used to record date, time and title of video, video signal router and software therefore. Cl. 9
								First Renewal	7/13/2019

Vicon Industries Inc.	PILOT ULTRA	European Union	Registered	8421935	7/13/2009	8421935	1/21/2010
Computer controlled system for video switching, video routing, remote camera control, alarm processing and video identification for security and surveillance purposes comprised primarily of card cage, switcher boards, mother board, line sync board, video signal router and software therefore, central processing unit (CPU) preloaded with a computer operating system and graphic configuration software and CDU (communication distribution unit), consisting of computer hardware and software for sending signals to operate cameras, monitors, keypads, RS-232 port and titling. Cl. 9
									First Renewal	7/13/2019
IQinVision, Inc.	Q & Design	U.S.	Registered	76/300,950	8/16/2001	2,609,566	8/20/2002	Computerized digital cameras for use in security and surveillance applications. Cl. 9	Next Renewal	8/20/2022
Vicon Industries Inc.	ROUGHNECK	European Union	Registered	8421802	7/13/2009	8421802	1/21/2010	Impact resistant cameras for security systems. Cl. 9	First Renewal	7/13/2019
Vicon Industries Inc.	ROUGHNECK	U.S.	Registered	76/204,792	2/5/2001	2,506,897	11/13/2001	Impact resistant cameras for security systems. Cl. 9	Next Renewal	11/13/2021
Vicon Industries Inc.	SURVEYOR	U.S.	Registered	85/312,302	5/4/2011	4,156,696	6/12/2012	Camera domes. Cl. 9	Aff of Use - 6 Year	6/12/2018
Vicon Industries Inc.	SURVEYOR	European Union	Registered	8421406	7/13/2009	8421406	1/21/2010	Camera domes. Cl. 9	First Renewal	7/13/2019
Vicon Industries Inc.	SURVEYOR & Design	European Union	Registered	8421695	7/13/2009	8421695	2/22/2010	Camera domes. Cl. 9	First Renewal	7/13/2019
Vicon Industries Inc.	SURVEYOR VFT	U.S.	Registered	77/713,572	4/14/2009	3,705,071	11/3/2009	Camera domes. Cl. 9	First Renewal	11/3/2019

Vicon Industries Inc.	VICON	Canada	Registered	583,417	5/5/1987	TMA342268	6/30/1988
Housing for video cameras; camera mounts; and consoles for television surveillance equipment; television surveillance equipment - namely, pan and tilt drives, scanners; video switches; remote control units for positioning TV cameras and/or lenses; audio modulators and demodulators; video amplifiers; motion detectors; display generators; differential ground-loop correctors; camera identifiers; video display inserter/splitters; video camera lenses; relay boxes; illuminators; and TV surveillance accessory equipment - namely, blowers, sunshields; washers, wipers and heaters.
								Next Renewal	6/30/2018

Vicon Industries Inc.	VICON	Korea, Republic of	Registered	8711345	6/5/1987	162361	11/15/1988
Blowers for surveillance camera, sunshields for surveillance camera, washers for surveillance camera, wipers for surveillance camera, heaters for surveillance cameras, consoles for surveillance camera, tilt drives for surveillance cameras, pans for surveillance camera, display for surveillance cameras, differential ground-loop correctors for surveillance camera, relay boxes for surveillance camera, motion detectors for surveillance camera, video display inserter and splitters for surveillance camera, video switch for surveillance camera, video amplifiers for surveillance camera, audio modulators and demodulators for surveillance camera, scanners. Cl. 9
								Next Renewal	11/15/2018
Vicon Industries Inc.	VICON	Korea, Republic of	Registered	8711344	6/5/1987	168809	3/7/1989
Housing mounts, remote controls for TV cameras and lenses, identifiers, lenses for video camera, illuminators, video camera, camera, switches for video camera, digital frame switches for video cameras, enclosures for video cameras, robotic positioning units for video camera and controls for video camera. Cl. 9
								Next Renewal	3/7/2019

Vicon Industries Inc.	VICON	Singapore	Registered	T1007109F	6/4/2010	T1007109F	6/23/2011
Cameras; web cameras; Internet Protocol video cameras, namely cameras capable of transmitting data and video via Internet Protocols; camera dome systems comprising a digital video camera with lens, a high-speed positioning mechanism, a signal decoder for remote control and a dome shaped enclosure, all sold as a unit; camera positioning units; physical security information management software for workstations, video and access control servers, video recorders, digital video recorders, video encoders/decoders, data storage devices with Redundant Array of Independent Disks capability, Internet Protocol cameras, High Definition cameras, mega pixel cameras, robotic dome cameras, matrix video switchers and related device controllers. Cl. 9
								First Renewal	6/4/2020

Vicon Industries Inc.	VICON	U.S.	Registered	77/920,281	1/26/2010	3,902,931	1/11/2011
Physical security information management software for workstations; IP video servers and computer servers for access control; video management software for organizing and managing videos; access control software, namely, software for monitoring and controlling physical entry to restricted areas; network video recorders, digital video recorders, video encoders and video decoders; computer backup and storage systems with multiple removable RAID cartridges; IP (internet protocol) cameras; HD (high definition) cameras; mega-pixel cameras; robotic dome cameras; matrix switchers for audio and video signals; RAID (redundant array of independent disks) controllers, power controllers. Cl. 9
								First Renewal	1/11/2021

Vicon Industries Inc.	VICON	Korea, Republic of	Registered	40-2010-0030900	6/11/2010	890184	11/15/2011
Cameras, web cameras; IP video cameras, namely cameras capable of transmitting data and video via internet protocols; camera dome systems comprising a digital video camera with lens, a high-speed positioning mechanism, a signal decoder for remote control and a dome shaped enclosure, all sold as a unit; camera positioning units; physical security information management software for workstations; video and access control servers; video management software; access control software; network video records; digital video recorders; video encoders/decoders; network storage units with RAID capability; IP Camera; HD cameras; mega pixel cameras; robotic dome cameras; matrix video switchers and related device controllers. Cl. 9
								First Renewal	11/15/2021

Vicon Industries Inc.	VICON	European Union	Registered	10614626	2/3/2012	10614626	11/9/2013
Cameras; web cameras; IP video cameras, namely cameras capable of transmitting data and video via Internet Protocols; camera dome systems comprising a digital video camera with lens, a high-speed positioning mechanism, a signal decoder for remote control and a dome shaped enclosure, all sold as a unit; camera positioning units, namely pan and tilt devices for cameras to allow for positioning by a remote operator; camera enclosures and mounts; camera lenses, namely auto iris lenses, optical zoom lenses, digital zoom lenses, programmable lens filters; monitors, namely computer video monitors; network video recorders; video servers; digital video recorders; computer software for the management of video signals; computer software that graphically interacts with a user for the operation of video cameras; IP video nodes, namely Internet protocol-enabled servers for the transmission of video and data over networks; digital and analog video switches for routing video signals from cameras to monitors; and operator controls, namely, keypads. Cl. 9
								First Renewal	2/3/2022

Vicon Industries Inc.	VICON	Benelux	Registered	46645	2/15/1982	380242	10/29/1982
Sleeves for cameras for television, switches making view, modules or blocks of remote control for the positioning of cameras for television or lenses, lenses for cameras shooting clubs- relay illuminators, and accessories for installation and television sets monitoring including fans, heaters, sun protectors, cleaners and activators. Cl. 9
								Next Renewal	2/15/2022
Vicon Industries Inc.	VICON	France	Registered	62117	2/17/1982	1195776	2/17/1982
Electronic and electrical circuits, namely, electronic controls for motor driven supports for cameras, electronic controls for motor-driven zoom lenses, electronic switchers for selective use of TV cameras, including automatic and manual sequence switchers; and motor drives, namely, motor-driven drives for supports for TV cameras, and motor drives for zoom lenses. Cl. 9
								Next Renewal	2/17/2022

Vicon Industries Inc.	VICON	Italy	Registered	17788C/82	3/5/1982	1481697	2/13/1986
Housing for video cameras; camera mounts; and consoles for television surveillance equipment; television surveillance equipment, namely, pan and tilt drives, scanners, video switches, remote control units for positioning television cameras and/or lenses; video amplifiers; motion detectors; camera identifiers; video display inserter/splitters; video camera lenses; relay boxes; illuminators; and television surveillance accessory equipment, namely, blowers, sunshields, washers, wipers and heaters. Cl. 9
								Next Renewal	3/5/2022

Vicon Industries Inc.	VICON	United Kingdom	Registered	1155103	6/3/1981	1155103	9/4/1985
Mounts, motor drive supports, pan and tilt drives, scanning drives, lenses and housings, all for video cameras; modulators, demodulators and switches, all for use in controlling video apparatus; electrical remote control units for use in the positioning of video cameras and/or lenses; video signal amplifiers; electronic devices for detecting motion of objects displayed on television screens; consoles adapted to house the aforesaid goods; parts and fittings included in Class 9 for all the aforesaid goods; all being for use in closed circuit television for use in surveillance for security purposes. Cl. 9
								Next Renewal	6/3/2022
Vicon Industries Inc.	VICON	Singapore	Registered	T87/01125Z	3/13/1987	T87/01125Z	6/15/1990
Mounts, motor drive supports, pan and tilt drives, scanning drives, lenses and housings, all for video cameras; modulators, demodulators and switches, all for use in controlling video apparatus; electrical remote control units for use in the positioning of video cameras and/or lenses; video signal amplifiers; electrical devices for detecting motion of objects displayed on television screens; consoles adapted to house the aforesaid goods; display generators; differentia. Cl. 9
								Next Renewal	3/13/2024

Vicon Industries Inc.	VICON	China (People's Republic)	Registered	3450376	1/28/2003	3,450,376	8/28/2004	Video cameras, camera enclosures, robotic camera domes, video switches, digital video transmission; digital video recorders, video lenses. Cl. 9	Next Renewal	8/27/2024

Vicon Industries Inc.	VICON	U.S.	Registered	78/779,470	12/22/2005	3,250,850	6/12/2007
Cameras; web cameras; IP video cameras, namely cameras capable of transmitting data and video via Internet Protocols; camera dome systems comprising a digital video camera with lens, a high-speed positioning mechanism, a signal decoder for remote control and a dome shaped enclosure, all sold as a unit; camera positioning units, namely pan and tilt devices for cameras to allow for positioning by a remote operator; camera enclosures and mounts; camera lenses, namely auto iris lenses, optical zoom lenses, digital zoom lenses, programmable lens filters; monitors, namely computer video monitors; network video recorders; video servers; digital video recorders; computer software for the management of video signals; computer software that graphically interacts with a user for the operation of video cameras; IP video nodes, namely Internet protocol-enabled servers for the transmission of video and data over networks; digital and analog video switches for routing video signals from cameras to monitors; and operator controls, namely, keypads. Cl. 9
								Next Renewal	6/12/2027

Vicon Industries Inc.	VICON	Canada	Registered	1,588,616	8/2/2012	938,993	5/26/2016
Cameras; web cameras; IP video cameras, namely cameras capable of transmitting data and video via Internet Protocols; camera dome systems comprising a digital video camera with lens, a high-speed positioning mechanism, a signal decoder for remote control and a dome shaped enclosure, all sold as a unit; camera positioning units; Physical security information management software for workstations, video and access control servers, video management software, network video recorders, digital video recorders, video encoders/decoders, network storage units with RAID capability, IP (internet protocol) cameras, HO (high definition) cameras, mega pixel cameras, robotic dome cameras, matrix video switchers and related device controllers. (2) Physical security information management software for workstations; IP video servers and computer servers for access control; video management software for organizing and managing videos; access control software namely, software for monitoring and controlling physical entry to restricted areas, network video recorders, digital video recorders, video encoders and video decoders; computer backup and storage systems with multiple removable RAID cartridges; IP (internet protocol) cameras; HO (high definition) cameras; megapixel cameras; robotic dome cameras; matrix switchers for audio and video signals, RAID (redundant array of independent disks) controllers, power controllers. (3) Access control software.
								First Renewal	5/26/2031

Vicon Industries Inc.	VICON & Design	European Union	Registered	8441974	7/22/2009	8441974	9/10/2010
Cameras; web cameras; IP video cameras, namely cameras capable of transmitting data and video via Internet Protocols; camera dome systems comprising a digital video camera with lens, a high-speed positioning mechanism, a signal decoder for remote control and a dome shaped enclosure, all sold as a unit; camera positioning units, namely pan and tilt devices for cameras to allow for positioning by a remote operator; camera enclosures and mounts; camera lenses, namely auto iris lenses, optical zoom lenses, digital zoom lenses, programmable lens filters; monitors, namely computer video monitors; network video recorders; video servers; digital video recorders; computer software for the management of video signals; computer software that graphically interacts with a user for the operation of video cameras; IP video nodes, namely Internet protocol-enabled servers for the transmission of video and data over networks; digital and analog video switches for routing video signals from cameras to monitors; and operator controls, namely, keypads. Cl. 9
								First Renewal	7/22/2019

Vicon Industries Inc.	VICON & Design	U.S.	Registered	77/783,889	7/17/2009	3,774,366	4/13/2010
Cameras; web cameras; IP video cameras, namely, cameras capable of transmitting data and video via Internet Protocols; camera dome systems comprising a digital video camera with lens, a high-speed positioning mechanism, a signal decoder for remote control and a dome shaped enclosure, all sold as a unit; camera positioning units, namely, pan and tilt devices for cameras to allow for positioning by a remote operator; camera enclosures and mounts; camera lenses, namely, auto iris lenses, optical zoom lenses, digital zoom lenses, programmable lens filters; monitors, namely, computer video monitors; network video recorders; video servers; digital video recorders; computer software for the management of video signals; computer software that graphically interacts with a user for the operation of video cameras; IP video nodes, namely, Internet protocol-enabled servers for the transmission of video and data over networks; digital and analog video switches for routing video signals from cameras to monitors; and operator controls, namely, keypads. Cl. 9
								First Renewal	4/13/2020

Vicon Industries Inc.	VICONNET	U.S.	Registered	77/522,847	7/15/2008	3,579,924	2/24/2009
Digital video surveillance system and access control system comprised of software, cameras, network video recorders, digital video recorders, encoders, decoders and display devices, namely, monitors. Cl. 9
								First Renewal	2/24/2019
Vicon Industries Inc.	VICONNET	European Union	Registered	8420929	7/13/2009	8420929	1/21/2010
Digital video surveillance system nd access control system comprised of software, cameras, network video recorders, digital video recorders, encoders, decoders and display devices, namely, monitors. Cl. 9
								First Renewal	7/13/2019

Patents

Owner	Country	Status	Reg. No.	Description	Expiration Date
IQin Vision, Inc.	U.S.	Registered	8,411,151	System for, and method of, processing an image	3/29/2022
IQin Vision, Inc.	Canada	Registered	2478666	Modular system for processing an image and software kit	2/25/2023